Exhibit 99.2
FluoroPharma CEO Provides Shareholders With a "State of the Union" Communication

Shaping the Future of Molecular PET Imaging to Enable Earliest Possible Diagnosis of Disease - Even Before Symptoms Appear

MONTCLAIR, N.J., June 18, 2012 (GLOBE NEWSWIRE) -- FluoroPharma Medical, Inc. (FPMI), a company specializing in the development of breakthrough molecular imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of pathology before clinical manifestation of diseases, announced today the release of a company overview as presented by FluoroPharma's President, CEO and Chairman of the Board, Thijs Spoor. This second "State of the Union" address serves to provide shareholders with a perspective on the company, its evolution and future potential.

Mr. Spoor began the communication by stating, "Our company vision is clear, our financial position is sound, our promising product portfolio is on track and our company is led by a highly qualified team with significant and directly applicable experience in the successful development of radiopharmaceuticals. Our comprehensive technology platform was developed by scientists at the Massachusetts General Hospital and we are well positioned to capitalize on its superior technology."

"As we advance our business model, we recognize the importance of keeping shareholders informed, and it is with this intention that I present this to you today."

Our Business Outlook

FluoroPharma is looking to capitalize on the growth of PET in cardiac diagnostics. In development are three novel cardiac PET radiopharmaceuticals, two of which are in clinical-stage and have advanced to phase II clinical. The third candidate is in the pre-clinical, early development stage.

FluoroPharma's products are aimed at improving overall patient care via improved disease detection and could potentially provide greater diagnostic accuracy compared to currently employed nuclear imaging agents and modalities, increase the use of PET in cardiac imaging, and help reduce the number of unnecessary diagnostic and therapeutic procedures.

In the U.S., there are estimated to be more than 2 million PET imaging procedures done per year according to Biotech Systems -- although the vast majority of these scans are for the diagnosis of cancer. PET is becoming more established in the cardiac setting as several factors have led to a shift in favor of PET for the diagnosis of cardiac disease.

Roughly one-third of all Americans are estimated to have some form of cardiovascular disease, with approximately 13 million people suffering from coronary artery disease. Cardiovascular disease is the number one leading cause of death in the U.S., claiming almost one million lives per year. People with cardiovascular disease typically have an accumulation of plaque within the walls of the coronary arteries (i.e. - atherosclerosis) that supply the myocardium (heart muscle) with oxygen. Known as coronary artery disease (CAD), the condition is progressive and can result in severely reduced supply of blood to the heart (i.e. - myocardial ischemia or ischemic heart disease). Acute coronary syndrome (ACS) is a term used to describe symptoms of the disease, such as chest pain or a heart attack. As these symptoms may not be present until the disease has progressed to an advanced stage, barring a reliable diagnosis and appropriate intervention, CAD is often fatal. Cardiac imaging is used to diagnose CAD and to determine the presence and severity of ischemic heart disease and the related risk of suffering a heart attack. It is also used to help determine the most appropriate course of treatment.

Our Portfolio

FluoroPharma's initial focus is the development of innovative positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD). The FluoroPharma team is advancing two products in clinical trials for the assessment of cardiac disease. These first in class novel diagnostic agents have been designed to rapidly target myocardial cells. Other products in the pipeline include imaging agents for detection of a bio-marker associated with Alzheimer's disease and imaging agents that could potentially be used for imaging specific cancers.

CLINICAL PROGRAMS: FLUOROPHARMA'S DEVELOPMENT PIPELINE

CardioPET: Cardiac Viability

The Company has advanced CardioPET, a Flourine-18 labeled tracer, to Phase II. CardioPET, FluoroPharma's first in class diagnostic agent, is being developed for the detection and assessment of acute and chronic forms of coronary disease that affects millions of patients worldwide. CardioPET, a novel molecular imaging agent is a perfusion and fatty acid uptake indicator, which is designed to be used as a cardiac imaging agent that may be a more specific alternative to currently available diagnostic tests. Its pharmacokinetic characteristics could be especially valuable in patients who are unable to exercise.

CardioPET is designed to provide metabolic information in addition to perfusion in the evaluation of the heart. FluoroPharma believes that CardioPET may be used for cardiovascular assessment not only through perfusion evaluation but also through its ability to specifically identify heart tissue that has suffered an acute episode of ischemia (insufficient blood flow), but is still viable. Identifying such myocardium, also referred to as hibernating or stunned myocardium, from non-viable scar tissue is important because it is well documented that revascularization in patients with substantial areas of stunned myocardium results in improved left ventricular function and survival. The company believes that CardioPET, if approved, may have significant advantages over currently utilized tests in cardiac evaluation, by including assessment of cardiac viability.

BFPET: Myocardial Perfusion Imaging

Also advancing to Phase II is FluoroPharma's BFPET, a novel blood-flow imaging agent for myocardial perfusion imaging with the potential for measuring cardiovascular blood flow. BFPET, a Flourine-18 labeled tracer, has been designed to enter the myocardial cells in direct proportion to blood flow and cell membrane potential. These are two of the most important physiological indicators upon which adequate blood supply to the heart depends. BFPET has been designed to differentiate among those cells of the myocardium that may be ischemic, infarcted and those that are healthy.

Ischemic and infarcted cells should take up less BFPET than healthy myocardial cells. The signal emitted by BFPET should be inversely proportional to the extent of myocardial injury. Therefore, FluoroPharma believes that ischemic heart tissue can be reliably detected by using BFPET.

VasoPET: Vulnerable Plaque

FluoroPharma is developing VasoPET as a novel molecular imaging agent for the detection of vulnerable coronary artery plaque in patients with Coronary Artery Disease. The vulnerable (unstable) atherosclerotic plaque is recognized to be the primary culprit for the occurrence of myocardial and cerebral infarctions.

Rupture of such an atherosclerotic plaque triggers the formation of thrombi (blood clots) overlying the plaque, which frequently detach and occlude (clog) the vessels downstream, resulting in myocardial ischemia and/or myocardial infarction. In addition a ruptured plaque can "shed" cholesterol fragments "debris" from the plaque itself that also cause vessel occlusion as they move downstream. The risk for rupture and subsequent clinical consequences (such as a heart attack) is currently thought to correlate more with the presence of inflammation in the plaque than plaque size and arterial narrowing.

The detection of vulnerable plaque in atherosclerotic lesions is a desirable goal and to date remains both a significant unmet clinical objective and a substantial market opportunity.

VasoPET, if approved, may represent the first PET agent to image inflamed vascular plaque and could potentially differentiate between vulnerable and stable coronary artery plaque.

VasoPET has completed preclinical testing and preparation for an investigational new drug (IND) application is underway.

FluoroPharma's portfolio also includes diagnostics for the early detection of Alzheimer's disease.

AZPET: Early detection of Alzheimer's disease

FluoroPharma's early stage AZPET agents include an approach for directly imaging beta-amyloid plaque and the compensatory receptor systems in the elderly. Alzheimer's disease patients may benefit from new treatments that have the potential to slow down disease progression and impact the healthcare costs associated with Alzheimer's disease. Imaging and follow up with drugs like AZPET could allow these patients to receive the proper treatment earlier.

INTELLECTUAL PROPERTY

FluoroPharma obtained the licenses to the patents (composition of matter and some method of use patents) of the proprietary technology and indications related to their products from the Massachusetts General Hospital (MGH).
There are currently four patents issued and seven patent applications pending. Any future patent applications are expected to be initiated by FluoroPharma.

SUMMARY

"I have recently attended the Annual Meeting for the Society of Nuclear Medicine and Molecular Imaging, and I am encouraged and confident that FluoroPharma's pipeline of innovative products is in alignment with the Society's direction of developing novel imaging strategies, applicable to the era of molecular and personalized medicine. Scientific presentations and education sessions provided further support for advances in cardiac PET imaging and as presented in the meeting highlights lecture, more than 50% of the cardiology abstracts incorporated PET as a platform," noted Mr. Spoor.

"The future for diagnostic imaging procedures with higher sensitivity and specificity is promising as they provide early and more accurate information to enable more effective treatment and follow-up of its efficacy. Early treatment means saving the patient from long and expensive hospital stays, which results in less time away from family and work."

"Our future is defined by the potential of the market, and that too is strong. A high growth market provides burgeoning opportunities and we will be well positioned to seize those opportunities," notes Mr. Spoor.

"As personalized medicine evolves, patients will see medical diagnostic products matched closely to therapeutics, such that they are more likely to be prescribed the exact treatment for their condition," states Mr. Spoor. "This will improve chances for cure and reduce unnecessary costs and side effects."

"And as we look forward to advances in science and medicine, FluoroPharma's goal is to enable personalized medicine by enabling the physician to prescribe the right medicine, for the right person, at the right time for the right outcome. This is only possible with the right diagnostics."

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company's goal is to enable personalized medicine through advanced imaging products that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

The Company's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD). FluoroPharma is advancing two products in clinical trials for assessment of acute and chronic forms of coronary disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico. For more information on the Company, please visit: www.fluoropharma.com

Contact:
Carol J. Perlman
cperlman@fluoropharma.com
917-592-9260